Exhibit 99.1

COPsync Announces First Quarter 2015 Financial Results

Welcomes New Subscribers in Louisiana; Subscriber Counts Continue to Increase

DALLAS - May 15, 2015 (GLOBE NEWSWIRE) –   COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement in-car information sharing and communication network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk facilities, announces unaudited financial results for the three-month period ended March 31, 2015.

Q1 2015 Financial Highlights**

•	Software subscription revenues increased year-over-year by 15%, or $85,000, to $668,229 for the three-month period compared to $582,889 for the same period in 2014.
•
Hardware, installation and other revenues decreased year-over-year by $402,274 (44%), to $502,657 for the three-month period compared to $904,931 for the same period in 2014. This decrease had the effect of causing total quarterly revenues to decrease $316,934 (21%), to $1,170,886, compared to $1,487,820 for the same period in 2014.

•	Total gross profits decreased year-over-year by 22% to $413,852, for an overall gross margin quarterly percentage of 35%, compared to $531,407 (36%), for the same period in 2014.
•	Total cost of sales decreased year-over-year by 21% to $757,034 for the three-month period compared to $956,413 for the same period in 2014.
•
Total operating expenses, inclusive of R&D, remained essentially flat at $1,265,191 for the period compared to $1,267,479 for the same period in 2014. R&D expenses decreased $31,384 to $485,620 and G&A decreased $18,314 to $415,204.

•	Cash consumed by operating activities was $891,320 for the three-month period compared to $656,028 for the same period in 2014.
•	The Company reported a GAAP net loss of $920,072 ($0.00 per share) for the three-month period compared to a net loss of $746,774 ($0.00 per share) for the same period in 2014.

** For more information, see the Company’s Form 10-Q filed with the SEC on May 15, 2015.

“We were pleased with the increase in software subscription revenues which are the foundation of COPsync’s ‘software as a service’ (SaaS) business model,” said Ronald A. Woessner, COPsync’s Chief Executive Officer. “As we continue to add new customers to our subscriber base, annual recurring revenues from software subscriptions are expected to rise, and the ‘lumpiness’ in our total revenues created by the ebb and flow of hardware sales from quarter-to-quarter is expected to abate. In fact, the ebb in hardware sales this quarter accounted for the entirety of the quarter-over-quarter total revenue decrease we experienced. As software subscription revenues become a proportionately higher percentage of our total revenues -- this is expected to result in higher overall gross margins and create a more natural and predictable quarter-over-quarter revenue progression.”

Mr. Woessner continued, “We are excited by recent additions in Louisiana to the COPsync Network, and we expect to announce new customer additions in Louisiana in the near-term. In the meantime, the Company relentlessly continues to add subscribers, now numbering more than 510 law enforcement agencies and courts for the COPsync Network, plus an approximate additional 775 facilities, mainly schools, for the COPsync911 threat alert service. The Company is well positioned for the longer term and continues to execute its business plan to create one nationwide network connecting law enforcement and protecting schools and other facilities throughout the United States.”

About COPsync

COPsync, Inc. (OTCQB: COYN) is a technology company that improves communication between and among law enforcement officers and agencies from differing jurisdictions to help them prevent and respond more quickly to crime. The COPsync Network connects law enforcement officers and agencies to a common communications system, which gives officers instant access to actionable, mission-critical data and enables them to share information and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The Network's companion COPsync911 threat alert system enables schools, courts, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis, thereby speeding first responder response times and saving minutes when seconds count. The COPsync Network saves officer and citizen lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write  tickets, accident reports, DUI forms, arrest forms and incident and  offense reports. The company also sells VidTac(R), an in-vehicle, software-driven video system for law enforcement.  Visit www.copsync.com and  www.copsync911.com for more  information.  For company logo, see: http://www.globenewswire.com/newsroom/prs/?pkgid=13013.

Safe Harbor Statement

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward- looking  statements,  whether  as  a  result  of  new  information,  future  events  or  otherwise.  Any statements involve risks and uncertainties that could cause actual events or results to differ materially from  the  events  or  results  described  in  the  forward-looking  statements,  including  risks  or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services. In particular, the statements, “As we continue to add new customers to our subscriber base, annual recurring revenues from software subscriptions are expected to rise, and the ‘lumpiness’ in our total revenues created by the ebb and flow of hardware sales from quarter-to-quarter is expected to abate” and “As software subscription revenues become a proportionately higher percentage of our total revenues -- this is expected to result in higher overall gross margins and create a more natural and predictable quarter-over-quarter revenue progression” and “… we expect to announce new customer additions in Louisiana in the near-term” are highly dependent on the Company’s ability to successfully book new orders for its products and services and renew its existing customers at anticipated renewal rates. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s filing on Form 10-K for 2014 and other filings the Company may make with the Securities and Exchange Commission from time-to-time.

Contact:
Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Dian Griesel Int'l.
Enrique Briz
212-825-3210
ebriz@dgicomm.com